Exhibit 4.5

BT GROUP PLC

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THE BT GROUP GLOBAL SHARE OPTION PLAN

__________________________________________________________________

As adopted by the Board on 14 April 2011 and approved by ordinary resolution of Shareholders in general meeting on 13 July 2011

The BT Group Approved Share Option Plan was approved by HM Revenue & Customs on 29 November 2011 under reference X107217

THE BT GROUP GLOBAL SHARE OPTION PLAN

CONTENTS

Page
1. The BT Group Unapproved Share Option Plan

1.	How the Unapproved Plan will operate	1
2.	Performance targets	2
3.	The limit on the number of Shares which can be issued and Treasury Shares which can be used	3
4.	The exercise of Options	5
5.	The cessation of Employment	5
6.	The lapse of Options	7
7.	General offer, scheme of arrangement or voluntary winding-up of the Company	8
8.	How Options are exercised	11
9.	The adjustment of Options	12
10.	The exchange of Options	13
11	Amending the Unapproved Plan	15
12.	General	16

US Appendix		19
France Appendix		23
India Appendix		28
Phantom Appendix		30
Definitions Appendix		33

Page
2. The BT Group Approved Share Option Plan

1.	How the Approved Plan will operate	37
2.	Performance targets	38
3	The limit on the number of Shares which can be issued and Treasury Shares which can be used	39
4	The exercise of Options	40
5	The cessation of Employment	41
6	The lapse of Options	42
7	General offer, scheme of arrangement or voluntary winding-up of the Company	43
8.	How Options are exercised	46
9.	Adjustment of Options	47
10.	The exchange of Options	48
11.	Amending the Approved Plan	49
12.	General	50

Definitions Appendix		53

RULES OF THE BT GROUP UNAPPROVED SHARE OPTION PLAN

1.           HOW THE UNAPPROVED PLAN WILL OPERATE

1.1	Policies set by the Board

The Board will, from time to time, set the policies for the Company’s operation and administration of the Unapproved Plan within the terms of the Rules, which may include the determination of:

1.1.1	the Eligible Employees who will be eligible from time to time for the grant of an Option;

1.1.2	the maximum Market Value of Shares which may be put under an Eligible Employee’s Option;

1.1.3	what Option Price will apply to each Eligible Employee’s Option;

1.1.4	whether any performance target(s) will apply to the grant and/or exercise of each Eligible Employee’s Option;

1.1.5	how Options are granted; and

1.1.6	the extent to which Options may be exercised when Participants cease Employment.

1.2	Participation and the grant of Options

An Eligible Employee may be recommended from time to time for the grant of an Option.  Options will be granted by the Company in accordance with the Rules.  Options will be granted by deed.  A single deed of grant can be executed in favour of any number of Eligible Employees.

1.3	The Option Price

An Option will be granted at the Option Price determined by the Company in accordance with the Rules.

1.4	When Options will be granted

The Date of Grant of an Option must be chosen so that each Dealing Day which is taken into account to calculate the Option Price is within a Grant Period.

1.5	Confirmation that an Option has been granted

A Participant who has been granted an Option will be sent, as soon as administratively practicable and subject to Rule 1.8, an Option certificate (or a letter of grant) confirming the grant of the Option and the terms on which it is granted.

1.6	An Option is personal to the Participant

An Option cannot be transferred, assigned, charged or otherwise disposed of. On the death of a Participant, his Option can be transmitted to his personal representatives.

1.7	An Option is subject to the Rules but may be renounced

An Option is granted incorporating and subject to the Rules.  A Participant may renounce his Option, in whole or in part, within 30 days following the Date of Grant and, to the extent renounced, the Option will be treated as if it had never been granted.

1.8	An Option may be granted so as to be exercisable in separate parts

An Option may be granted so as to be first exercisable in respect of a specific number of Shares on different Specified Anniversaries.  Where a Participant has been granted an Option on this basis, he will receive a separate Option certificate in respect of each part of the Option.  Each Option certificate will specify the number of Shares in respect of which that part of the Option is exercisable and the Specified Anniversary when that part of the Option will, unless otherwise provided in the Rules, first become exercisable.  Where an Option has been granted in accordance with this Rule 1.8, any reference in the Rules to the exercise, exercisability or lapse of an Option will be read, where necessary, as relating to the exercise or lapse of that Option in respect of the number of Shares and with the Specified Anniversary referred to in each applicable Option certificate.

2.	PERFORMANCE TARGETS

2.1	Performance targets on grant or exercise of an Option

The grant or exercise of an Option may be subject to a performance target selected by the Company which, in the case of a performance target on exercise, will have to be met before the Option can be exercised unless otherwise stated in the Rules. The exercise of an Option can be subject to any additional terms and conditions the Company considers appropriate.  If an Option is subject to any performance target or any additional terms and conditions, these will be specified at the Date of Grant, unless, in the case of a performance target applicable to the exercise of that Option, the Option is granted on the basis that the performance target will be confirmed after its Date of Grant.  Where this is the case, the performance target will be set and confirmed not later than when the next annual grant of Options under the Unapproved Plan is made.  If an Option is granted on the basis that the performance target will be confirmed after its Date of Grant, the terms of the grant will include what happens if the Option becomes exercisable in accordance with the Rules before the performance target has been specified in accordance with this Rule 2.1.  Where an Option has been granted subject to a performance target, the Company will have complete discretion to decide whether and to what extent that performance target has been met. If any event happens which causes the Company, acting fairly and reasonably, to believe that any performance target, additional term or condition (as the case may be) applying to an Option is no longer a fair target, additional term or condition (as the case may be) the Company may waive or adjust any such target, additional term or condition accordingly.  If any target, additional term or condition is adjusted, it shall be no more difficult to satisfy.

If an Option is exchanged under Rule 10, the performance target can be varied by the Remuneration Committee to take account of this.

2.2	Different performance targets can apply to different Eligible Employees

Options can be subject to different performance targets for each Eligible Employee.

3.	THE LIMIT ON THE NUMBER OF SHARES WHICH CAN BE ISSUED AND
TREASURY SHARES WHICH CAN BE USED

3.1	The limit for all Shares issued and Treasury Shares used under the Unapproved Plan

The number of Shares which can be allocated under the Unapproved Plan on any day, when aggregated with the number of Shares allocated in the previous 10 years under:

3.1.1	the Approved Plan and any other Employees’ Share Scheme cannot exceed 10 per cent. of the ordinary issued share capital of the Company from time to time; and

3.1.2	the Approved Plan and any other Employees’ Share Scheme operated on a selective basis, cannot exceed 5 per cent. of the ordinary issued share capital of the Company from time to time.

3.2	Meaning of allocation and exclusion from these limits

The references in this Rule 3 to the “allocation” of Shares mean, in the case of any share option plan, the placing of unissued Shares or (for so long as UK institutional shareholders recommend) Treasury Shares under option and, in the case of any other Employees’ Share Scheme, the issue and allotment of Shares or (for so long as UK institutional shareholders recommend) the transfer of Treasury Shares.  For the purposes of the limit in this Rule 3:

3.2.1	Shares where the right to acquire such Shares was released, cancelled or lapsed without being exercised will be ignored; and

3.2.2
to the extent that the exercise of Options is to be satisfied by the transfer of Shares other than Treasury Shares, already in issue, those Options will not be treated as granted over unissued Shares or Treasury Shares.

3.3	Adjustment to Shares to be taken into account

Where Treasury Shares transferred, or Shares issued, under the Unapproved Plan, the Approved Plan or any other Employees’ Share Scheme of the Company are to be taken into account for the purposes of any of the limits in this Rule 3 and a Variation in the equity share capital of the Company has taken place between the date of transfer or issue of any such Shares and the date on which any such limit is to be calculated, the number of such Shares which will be taken into account for the purposes of any such limit will be adjusted in such manner as the Company considers appropriate to take account of the Variation.

3.4           The individual limit

A limit on the Market Value (at the Date of Grant) of Shares which may be put under Option on an annual basis in respect of any Eligible Employee will be set from time to time by the Remuneration Committee.  No Option will be granted to an Eligible Employee in excess of this limit without the prior approval of the Remuneration Committee.

3.5	Purported grant of an Option in excess of limits

If an Option is purported to be granted in breach of the limit in:

3.5.1
Rule 3.1, the number of Shares over which that Option has been granted will, with the number of Shares over which all other Options have been granted on the same Date of Grant, be reduced pro rata to the largest lower number as would comply with Rule 3.1.  In any case where this Rule 3.5.1 operates, when the number of Shares under the Option has been adjusted accordingly, an Option will take effect from the Date of Grant as if it had been granted on the adjusted terms; and

3.5.2
Rule 3.4, the number of Shares over which that Option has been granted will be reduced to the largest lower number as would comply with Rule 3.4 and the Option will take effect from the Date of Grant as if it had been granted over such lower number of Shares at the outset.

3.6	Claw back

If, subsequent to the grant of an Option, facts become known to the Remuneration Committee which, in the absolute discretion of the Remuneration Committee, would justify a reduction in the number of Shares under the Option, the Remuneration Committee shall have the discretion to reduce the number of Shares under the Option, to take account of this.  If the Remuneration Committee exercises its discretion under this Rule 3.6, it shall confirm this in writing to each affected Participant and, if necessary, the Trustee.  For the avoidance of doubt:

i)
if the Remuneration Committee exercises this discretion, the Option shall be deemed to have been granted over the lower number of Shares and the exercise of the Option in accordance with the Rules will be by reference to this reduced number of Shares; and

ii)
the discretion under this Rule 3.6 shall only be capable of exercise by the Remuneration Committee of the Board of the Company to the extent that there has been no change of Control of the Company.  However if, as a result of any change of Control, the Company has a new holding company which immediately after the change of Control has substantially the same shareholders and proportionate shareholdings as the Company did before, the discretion under this Rule 3.6 shall continue to be capable of exercise by the remuneration committee of the board of directors of the new holding company.

4             THE EXERCISE OF OPTIONS

4.1	When an Option can be exercised

Subject to Rule 1.8, Rule 4.2 (if appropriate), Rule 5 and Rule 7, an Option shall first be exercisable (in whole or in part) at any time following the Specified Anniversary of the Date of Grant.

4.2	Satisfaction of any performance target

An Option can only be exercised:

4.2.1	if any performance target that it was subject to has been satisfied, unless the performance target is waived by the Company or, if the Rules so specify, by the Remuneration Committee; and

4.2.2	in accordance with any additional terms and conditions to which it is subject.

5.	THE CESSATION OF EMPLOYMENT

5.1	Normal provision

If a Participant ceases to be in Employment his Options will, unless otherwise provided in the Rules, lapse on the date he so ceases.

5.2	If a Participant ceases to be in Employment because of death, injury, ill-health or disability

If a Participant ceases to be in Employment because of death, injury, ill-health or disability:

5.2.1
in respect of any Option already exercisable but not yet exercised or whose Specified Anniversary is less than 12 months following the date of cessation, he will be entitled to exercise that Option (subject to Rule 4.2) for the period of 12 months from the date he so ceases Employment, after which it will lapse; and

5.2.2
in respect of any other Option, it will lapse on the date he so ceases, unless the Company decides otherwise, in which case it may do so on any basis (including preserving the Option in whole or in part, but so that it may not be exercised before the Specified Anniversary) but subject to Rule 5.7.

5.3	If a Participant ceases to be in Employment because of Redundancy

If a Participant ceases to be in Employment because of Redundancy:

5.3.1
in respect of any Option already exercisable but not yet exercised, it will remain exercisable for the period of three months (or for the period of up to 12 months at the discretion of the Company) from the date he so ceases Employment, after which it will lapse; and

5.3.2
in respect of any other Option, it will lapse on the date he so ceases Employment, unless the Company decides otherwise in which case it may do so on any basis (including preserving the Option in whole or in part, but so that it may not be exercised before the Specified Anniversary) but subject to Rule 5.7.

5.4	If a Participant ceases to be in Employment because of the sale of a company or business

If a Participant ceases to be in Employment because the company in the Group which employs him ceases to be a Participating Company or an Associated Company or because of the transfer or sale of the undertaking (or part of the undertaking) in which he is employed to a person who is neither a Participating Company nor an Associated Company:

5.4.1
in respect of any Option already exercisable but not yet exercised, it will remain exercisable for the period of three months (or for the period of up to 12 months at the discretion of the Company) from the date he so ceases Employment, after which it will lapse; and

5.4.2
in respect of any other Option it will lapse on the date he so ceases Employment, unless the Company decides otherwise, in which case it may do so on any basis (including preserving the Option in whole or in part, but so that it may not be exercised before the Specified Anniversary) but subject to Rule 5.7.

5.5	If a Participant ceases to be in Employment in other circumstances

If a Participant gives or is given notice to leave Employment or ceases to be in Employment without any notice having been given in any circumstances other than the ones referred to in Rule 5.2, Rule 5.3 or Rule 5.4, the Participant’s Options will lapse on the date the Participant ceases Employment, unless the Company decides otherwise. If the Company does decide to exercise its discretion under this Rule 5.5, it may do so on whatever basis it decides (including preserving the Option in whole or in part, but so that it may not be exercised before the Specified Anniversary) but subject to Rule 5.7.

5.6	Change of circumstances of Employment – deferral of exercise and lapse provisions

If a Participant ceases to be in Employment but continues to provide services to the Group or becomes employed by an Associated Undertaking, the Company can decide that the Participant is deemed not to have ceased Employment and that his Options will continue to be held subject to the Rules.  This Rule 5 will apply when he subsequently ceases to provide services to the Group or when he ceases to be employed by an Associated Undertaking and is not re-employed by a member of the Group, or in such other circumstances as the Company considers appropriate.

5.7	Exercise of discretion in relation to Options

This Rule 5 can never be used to allow a Participant to exercise his Option more than 12 months from the date the Participant ceases Employment.  If the Company decides to exercise its discretion under this Rule 5, it must do so by not later than the date which is three months after the date the Participant ceases to be in Employment.  In the three month period following a Participant ceasing Employment, an Option will not be capable of exercise under any other provision of the Rules, unless the Company exercises its discretion to preserve or allow exercise of the Option, and if no such discretion is exercised, an Option will be treated as having lapsed on the date the Participant ceases Employment.  Also, to the extent that the Company decides to exercise any discretion it has under Rule 5, it must give written notice to the Participant (and, if appropriate, the Trustee) as soon as reasonably practicable, and must confirm the date on which the Option will lapse.

6.           THE LAPSE OF OPTIONS

6.1	When Options lapse

A Participant’s Option will lapse to the extent that it has not been exercised (whether or not it became exercisable) on the earliest of:

6.1.1	normal lapse time: the tenth anniversary of the Date of Grant;

6.1.2	cessation of Employment: his cessation of Employment, unless the Rules provide otherwise;

6.1.3
performance target not met: the date (and to the extent that) it is determined that the performance target applicable to an Option has not been met following the expiry of the relevant performance period;

6.1.4
general offers, schemes of arrangement or voluntary winding-up of Company: the expiry of the relevant period referred to in Rule 7.1, Rule 7.4, Rule 7.5, Rule 7.6, Rule 7.7, Rule 7.9 or Rule 7.11 unless those Rules provide otherwise;

6.1.5	disposals not permitted: the date of any purported transfer, assignment, charge or other disposal in breach of Rule 1.6; and

6.1.6	insolvency: the date on which the Participant enters into a composition with his creditors in satisfaction of his debts or a bankruptcy order is made against him.

6.2	Avoidance of lapse of Options where Rule 7 applies

An Option will not lapse because of Rule 6.1.2 if the Option would lapse under that Rule in a period when the Option is exercisable under Rule 7, although the Option will lapse at the end of that period.  This Rule is subject to Rule 6.1.1.

6.3           Participants on maternity or paternity leave

For the purposes of this Rule 6, a Participant on maternity or paternity leave will not cease to be in Employment until the earlier of the date on which such Participant notifies his or her employer of his or her intention not to return to work or the date on which such Participant ceases to have statutory or contractual rights to return to work.

7.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING-UP OF THE COMPANY

7.1	General offer: Options subject to a performance target

If an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror) an Option which is subject to a performance target will, subject to the remainder of this Rule, Rule 6 and Rule 7.4, be exercisable at any time during the period of six months following the change of Control of the Company but only to the extent permitted by the Remuneration Committee in accordance with Rule 7.2. After that period, all such Options that are unexercised will lapse.  To the extent that exercise of the Option is not permitted by the Remuneration Committee in accordance with Rule 7.2, it will lapse immediately on the change of Control taking effect.

7.2	The discretion of the Remuneration Committee

As soon as practicable after a general offer has been made the Remuneration Committee will confirm the minimum extent to which an Option which is subject to a performance target will become exercisable under Rule 7.1, to the extent that the performance target has been met up to the change of Control taking effect.  Subject to this, the Remuneration Committee may decide to take such other factors into account, which it believes to be relevant in determining the extent to which the Option may be exercised beyond the extent to which the performance target has been met.

7.3	Extension to Participants of general offer

The Company will use its best endeavours to procure that if a Participant acquires Shares pursuant to the exercise of an Option in accordance with Rule 7.1 or Rule 7.5 and those Shares were not the subject of the general offer, the offeror will make an offer to acquire from the Participant his Shares on the same terms as Shares of the same class were acquired under the general offer.

7.4	Compulsory purchase of minority interest in the share capital of the Company: Options subject to a performance target

If any person becomes bound or entitled to give a notice under Sections 979 to 989 of the Companies Act 2006 to acquire any Shares (or would be so entitled but for the fact that there were no dissenting shareholders) each Participant will be notified of this as soon as possible.  A Participant can exercise any Option subject to a performance target at any time in the 30 days following the date on which the first notice to acquire the Shares is served but only to the extent permitted by the Remuneration Committee in accordance with Rule 7.2.  After such person ceases to be so entitled, all such Options that are unexercised will lapse.

7.5	General offer: Options not subject to a performance target

If an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror) an Option which is not subject to a performance target will, subject to the remainder of this Rule, Rule 6 and Rule 7.6, be exercisable at any time during the period of six months following the change of Control of the Company.  After that period, all such Options that are unexercised (other than any New Options granted under Rule 10 in connection with the change of Control) will lapse.  However, if, in accordance with Rule 10, a release of Options is offered in connection with the change of Control, an Option which is not subject to a performance target will not be exercisable under this Rule 7.5 or Rule 7.6.

7.6	Compulsory purchase of minority interest in the share capital of the Company: Options not subject to a performance target

If any person becomes bound or entitled to give a notice under Sections 979 to 989 of the Companies Act 2006 to acquire any Shares (or would be so entitled but for the fact that there were no dissenting shareholders) each Participant will be notified of this as soon as possible.  Subject to Rule 7.5, a Participant can exercise an Option which is not subject to a performance target at any time in the 30 days following the date on which the first notice to acquire the Shares is served.  After such person ceases to be so entitled, all such Options that are unexercised (other than New Options granted under Rule 10) will lapse.

7.7	Scheme of arrangement: Options subject to a performance target

If the court directs that a meeting of the holders of Shares should be convened under Section 899 of the Companies Act 2006 to consider a scheme of arrangement, an Option which is subject to a performance target will, subject to the remainder of this Rule 7.7, be exercisable (conditionally on the scheme of arrangement being sanctioned by the court) from the date of the court’s direction until midday on the day immediately before the date for which the shareholders’ meeting is convened, but only to the extent permitted by the Remuneration Committee in accordance with Rule 7.8.  If the scheme of arrangement is sanctioned by the court, the Options shall lapse, to the extent not exercised, on the date the scheme of arrangement is sanctioned by the court.  If the scheme of arrangement is not sanctioned by the court, the Options shall continue.

If, however, the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, where such holding company would, following the scheme of arrangement, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement, Rule 10 may, with the consent of the Board, apply.  If Rule 10 does apply, an Option subject to a performance target will not be exercisable under this Rule 7.7.

7.8           The discretion of the Remuneration Committee

As soon as practicable after the date of the court’s direction the Remuneration Committee will confirm the minimum extent to which an Option which is subject to a performance target will be exercisable under Rule 7.7, to the extent that the performance target has been met up to the date the scheme of arrangement is sanctioned by the court.  Subject to this, the Remuneration Committee may decide to take such other factors into account as it believes to be relevant in determining the extent to which the Option may be exercised beyond the extent to which the performance target has been met.

7.9           Scheme of arrangement: Options not subject to a performance target

If the court directs that a meeting of the holders of Shares should be convened under Section 899 of the Companies Act 2006 to consider a scheme of arrangement, an Option which is not subject to a performance target will be exercisable (conditionally on the scheme of arrangement being sanctioned by the court) from the date of the court’s direction until midday on the day immediately before the date for which the shareholders’ meeting is convened.  If the scheme of arrangement is sanctioned by the court and subject to the operation of Rule 10, a Participant’s Option shall then lapse, to the extent not exercised, on the date the scheme of arrangement is sanctioned by the court.  However, if, in accordance with Rule 10, a release of Options is offered in connection with the scheme of arrangement, an Option which is not subject to a performance target will not be exercisable under this Rule 7.9.  If the scheme of arrangement is not sanctioned by the court, the Options shall continue.

7.10           Extension to Participants of scheme of arrangement

The Company shall use its best endeavours to procure that where the Participant has conditionally exercised his Option pursuant to Rule 7.7 or 7.9 above, the scheme of arrangement shall be extended to the Shares in respect of which the Option was conditionally exercised as if such Shares had been allotted and issued or transferred, as appropriate, to him by the time the scheme of arrangement is sanctioned by the court.

7.11	Voluntary winding-up of the Company

At any time before a resolution for a member’s voluntary winding-up of the Company (of which each Participant must be given notice) is passed, a Participant may exercise his Option conditionally on the resolution being passed.  If such a resolution is passed, all Options will immediately lapse to the extent that they have not been exercised.

8.           HOW OPTIONS ARE EXERCISED

8.1	Notice of exercise must be given

An Option will be exercised on the date the Participant delivers to the Company (or the Trustee, if the Trustee will be satisfying the exercise of the Option):

8.1.1        a notice of exercise in a manner specified by the Company; and

8.1.2
evidence to the satisfaction of the Company (or the Trustee, as appropriate) that it has received or will receive as soon as possible payment in full of the Option Price for the aggregate number of Shares over which the Option is to be exercised.

The Participant may be permitted by the Company to pay the Option Price in a currency other than that in which the Option was granted, on the basis of such arrangements agreed by the Company.  The notice of exercise is not effective until the Company is satisfied that all the necessary documentation and/or information has been provided.

8.2	Payment of taxes etc.

The exercise of an Option is subject to the Company being satisfied that any withholdings that may be necessary on account of a Participant’s Tax Liability in respect of the Option can be made.  Unless the Participant makes arrangements (satisfactory to the Company) to provide payment in respect of his Tax Liability, the Participant agrees that the Company or any relevant company in the Group will make arrangements to sell on behalf of the Participant such number of Shares acquired on the exercise of an Option as is necessary to discharge the Tax Liability.  Where the Company has made the exercise of the Option subject to the condition that the Participant shall enter into an agreement or election for the purposes of paragraphs 3A(2) or 3B(1) respectively of Schedule 1 to the Social Security and Benefits Act 1992 in relation to the recovery of or transfer of liability of secondary class 1 national insurance contributions, the exercise of the Option is also conditional upon such condition being met.

8.3	What a Participant gets when he has exercised

Subject to Rule 8.4, the Company will allot, transfer or procure the transfer of the Shares in respect of which the Option has been exercised to the Participant or his nominee, less any Shares sold under Rule 8.2, within 30 days following the date of exercise of the Option.

8.4.	Consents and approvals

The allotment or transfer of Shares under the Unapproved Plan is subject to obtaining any approval or consent required.  The Company will, if and so long as the Shares are admitted to listing by the UK Listing Authority and admitted to trading by the London Stock Exchange, apply to the UK Listing Authority and the London Stock Exchange for Shares issued under the Unapproved Plan to be admitted to the Official List (unless listing has already been granted) and to trading respectively.

8.5	Ranking of Shares

Shares allotted or transferred to a Participant under the Unapproved Plan will rank equally in all respects with Shares of the same class. However, they will not be entitled to any rights attaching to Shares by reference to a record date before the date of exercise of the Option.

9.	THE ADJUSTMENT OF OPTIONS

9.1	Variation in equity share capital

If there is a Variation in the equity share capital of the Company:

9.1.1	the number and/or the nominal value of Shares over which an Option is granted; and/or

9.1.2	the Option Price; and/or

9.1.3
where an Option has been exercised but at the date of the Variation no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted and the Option Price, may be adjusted in such manner as the Company may determine so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the aggregate Option Price will be the same.

9.2	Nominal value of Shares

Apart from under this Rule 9.2, no adjustment under Rule 9.1 can have the effect of reducing the Option Price to less than the nominal value of a Share.  Where an Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Option Price in respect of both the issued and the unissued Shares can be made to the same extent.  Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board will be authorised to:

9.2.1
capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted aggregate Option Price; and

9.2.2
apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount.

9.3	Participants notified of adjustments

Participants will be notified of any adjustment made under this Rule 9 so that their Option certificates can be called in or cancelled and re-issued.

10.	THE EXCHANGE OF OPTIONS

10.1	The Acquiring Company

If any company (the "Acquiring Company"):

10.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	all the Shares in the Company which are of the same class as the Shares;

in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

10.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act 2006; or

10.1.3	becomes bound or entitled to acquire Shares under Sections 979 to 989 of that Act;

any Participant can (subject to the remainder of this Rule), at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option ("the Old Option") in consideration of the grant to him of an Option ("the New Option") which is equivalent to the Old Option but relates to shares in a different company.  If a Participant does not agree to release his Option in these circumstances, the Option will lapse or be exercisable in accordance with Rule 7.  If Rule 10.1.2 applies, an Option subject to a performance target cannot be released under this Rule 10 other than as permitted under Rule 7.7.

10.2	The New Option

The New Option will not be regarded for the purposes of Rule 10.1 as equivalent to the Old Option unless the conditions set out in Paragraph 27(4) of Schedule 4 to ITEPA are satisfied, but so that the provisions of the Unapproved Plan will for this purpose be construed as if the New Option were an option granted under the Unapproved Plan at the same time as the Old Option.  References to Shares will, in relation to the New Option, be taken as references to shares of the company whose shares are under the New Option.  References to the Company shall be taken to be references to the company whose shares are under the New Option, where appropriate.  The New Option will not lapse if Rule 7 applies following and in respect of the change of Control which lead to its grant.  The Company will procure that the Trustee will agree to any amendment to the applicable employee benefit trust to give effect to this Rule 10.2.

10.3	Cessation of Employment following a change of Control

If, following the date of any change of Control of the Company (other than a change of Control as a consequence of a scheme of arrangement under Section 899 of the Companies Act 2006 the effect of which was to create a new holding company for the Company, where such holding company had, following the scheme of arrangement, substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement), a Participant’s Employment:

10.3.1	is terminated by his employer for a reason other than gross misconduct; or

10.3.2	ceases following the Participant’s resignation because the nature of his duties are such that the Participant believes he has lesser duties and responsibilities than before the change of Control, that Participant shall be entitled:

10.3.3
to exercise in full any New Option granted in connection with the change of Control for a period of twelve months from the date of the cessation of Employment concerned following which period the New Option will lapse; and/or

10.3.4
provided that the Participant’s Employment so ceases within the period of twelve months following the date of the change of Control, to receive, in respect of any Option subject to a performance target that he exercised in part only (pursuant to Rules 7.1, 7.4 or 7.7) in connection with the change of Control, a cash amount equal to:

(i)
the aggregate Market Value of the Shares in respect of which such Option would have been exercisable if the performance target had been met in full less the aggregate Option Price which the Participant would have had to pay to acquire those Shares; less

(ii)	the aggregate Market Value of the Shares in respect of which the Option was exercised less the aggregate Option Price which the Participant paid to acquire those Shares.

For the purposes of this Rule 10.3.4, the Market Value used shall be the Market Value of a Share as at the date Shares were acquired by the Participant on exercise of his Option.  Any amount payable under this Rule 10.3.4 shall be payable, subject to any deductions required by law to be made, within thirty days after the cessation of Employment concerned and in such currency as the Company shall determine in its absolute discretion .

11.	AMENDING THE UNAPPROVED PLAN

11.1	The Company has discretion to amend the Rules

Subject to this Rule 11, the Company can amend the Rules at any time. The Trustee (if it has granted any Options) will be notified of any amendments to the Rules.

11.2	Additional sections

The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Options may be subject to as additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to the Participant, the Company, any Participating Company or Associated Company. Any additional sections must conform to the basic principles of the Plan and must not enlarge to the benefit of Participants the limits in the Rules.

11.3	No abrogation of existing rights

No amendment will be made under Rule 11.1 which would adversely and materially affect the existing rights of a Participant unless it is made with his consent or by a resolution passed as if the Options constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 2006 relating to class meetings (with the necessary amendments) applied to that class.

11.4	Shareholder approval

No amendment to the advantage of Participants (except for an amendment which could be included in an additional section adopted under Rule 11.2) can be made to the provisions in the Rules (if any) relating to:

11.4.1	who can be a Participant;

11.4.2	the number of Shares which can be allocated under the Unapproved Plan; and

11.4.3	the basis for determining a Participant’s entitlement to and the terms of the Shares and any adjustment in the event of a Variation,

without the approval by ordinary resolution of the Company in general meeting, except for minor amendments to benefit the administration of the Unapproved Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Executives or for a member of the Group.

12.	GENERAL

12.1	Notices

Any notice or other communication in connection with the Unapproved Plan (including, if permitted, Option certificates) can be given by electronic mail or by personal delivery, by post, (in the case of a company, to its registered office and in the case of an individual to his last known address) or by any other means which a Participating Company and its employees use to communicate with each other.  Where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

12.2	Documents sent to shareholders

Participants may but are not entitled to receive copies of any notice or document sent by the Company to the holders of Shares.

12.3	Replacement Option certificates

If any Option certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.

12.4	Administration of the Unapproved Plan

The Unapproved Plan will be administered in a manner approved by the Company.  No individual will have any authority in relation to the Unapproved Plan unless that authority has been approved in accordance with the policy set by the Board.  The Company’s decision on any matter concerning the Unapproved Plan or the interpretation of the Rules will be final and binding.

12.5	Costs of introducing and administering the Unapproved Plan

The costs of introducing and administering the Unapproved Plan will be borne by the Company.  However, the Company can require any Participating Company to enter into such arrangement to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s officers or employees.

12.6	Termination of the Unapproved Plan

The Unapproved Plan will terminate at the end of the Plan Period or at any earlier time the Company shall decide.  Termination of the Unapproved Plan will not affect the subsisting rights of Participants.

12.7	Rights of Participants and Eligible Employees

Participation in the Unapproved Plan is not pensionable.  Nothing in the Unapproved Plan nor in any instrument executed pursuant to it will confer upon any person any right to continue in the employment of the Group, or will affect the right of the Company or any company in the Group to terminate the employment of any person without liability at any time with or without cause, or will impose upon the Group or the Board or their respective agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

12.7.1	the lapse of any Option pursuant to the Rules;

12.7.2	the failure or refusal to exercise any discretion under the Rules; and/or

12.7.3
a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason as a result of the termination of the employment relationship with the Company or any other company in the Group.

12.8	Waiver of any rights

Any person who ceases to have the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason whatsoever (whether lawfully or unlawfully ) shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Option, the Unapproved Plan or any instrument executed pursuant to it.  If necessary, the Participant’s term of employment shall be varied accordingly.

12.9	The benefit of Rule 12.7 and Rule 12.8

The benefit of Rule 12.7 and Rule 12.8 is given for the Company and/or the Trustee (where the Option was not granted by the Company), as appropriate for itself and as trustee and agent of the Company (if the benefit is given for the Trustee) and of all the Company’s Subsidiaries or any of its Associated Companies or Associated Undertakings.  To the extent that the Company, any Subsidiary, Associated Company or Associated Undertaking of the Company is not party to the grant of an Option, the Company and/or the Trustee, as appropriate, will hold the benefit of Rule 12.7 and Rule 12.8 on trust and as agent for each of them and the Company and/or the Trustee may, at their respective discretion, assign the benefit of this Rule 12.9 to any of them.

12.10	Options are subject to the Rules

Options are granted incorporating and subject to the Rules.

12.11	Articles of Association

Any Shares acquired on the exercise of Options are subject to the Articles of Association of the Company as amended from time to time.

12.12	Governing Law

The Rules are governed by and interpreted in accordance with the laws of England.  Each Participant, the Company and any other Participating Company or Associated Company submits to the exclusive jurisdiction of the English courts in relation to all disputes arising out of or in connection with the Unapproved Plan.  The Company may, in its absolute discretion, determine that another law may apply to the application of the Plan outside the United Kingdom.

THE RULES OF THE BT GROUP UNAPPROVED SHARE OPTION PLAN

U.S. APPENDIX

1.	This Appendix governs grant of Option to United States Participants

This Appendix (the “U.S. Appendix”) constitutes the part of the Unapproved Plan that will govern the grant of Options to United States Participants (the “U.S. Options”) and incorporates all the Rules of the Unapproved Plan (as set forth above) including as modified in accordance with the provisions of this Appendix.

2.	The limit on the number of Shares which can be issued

Notwithstanding the limits contained in Rule 3, the maximum aggregate number of Shares (which, for this purpose, means fully paid ordinary Shares in the capital of the Company) which may be issued under U.S. Options, qualifying as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), under the Unapproved Plan is 100  million subject to such adjustments made in a manner consistent with Section 422 of the Code in the event of any issue or reorganisation as the Company deems appropriate. To the extent permitted under Section 422 of the Code, any Shares subject to an ISO Award (as defined below) which lapses, expires or is otherwise terminated without the issuance of such Shares may again be available for purposes of this limit.

3.	How U. S. Options will be granted

All U.S. Options shall be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Company which, among other things, shall set out the manner in which a Participant may exercise his U.S. Option and the form of payment for the Shares or American Depository Shares each representing ten ordinary shares in the Company (“ADSs”) issuable or transferable under it.

4.	Administration of the U.S. Appendix

The Company shall (i) administer the U.S. Appendix, (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of the U.S. Appendix, and (iii) make such determinations under (including, without limitation, factual determinations), and such interpretations of, and take such actions in connection with, the U.S. Appendix or U.S. Options as it may deem necessary or advisable, including (but not by way of limitation) determinations, interpretations and actions to ensure that U.S. Options that are intended to qualify as ISOs shall so qualify.

5.	Section 16 compliance

If any officer, director or shareholder of the Company is awarded U.S. Options and therefore becomes subject to Section 16 of the U.S. Securities Exchange Act 1934, as amended (the “Exchange Act”), the Company shall take all appropriate action to ensure that such awards under the U.S. Appendix are exempt from Section 16b under the Exchange Act.

6.	Option over ADSs

The Company may arrange for any Option to constitute a right to ADSs rather than Shares, in which case the references to “Shares” in the Unapproved Plan shall be deemed to be references to “ADSs”, as the context may require, and for the exercise price to be paid in U.S. dollars.

In its discretion and upon such terms and conditions as it may implement from time to time, the Company may arrange for (i) any U.S. Option over Shares to be satisfied in the form of ADSs, and for any U.S. Option over ADSs to be satisfied in the form of Shares and (ii) for the exercise price of any U.S. Option expressed in Sterling to be paid in U.S. dollars, and for the exercise price of any U.S. Option expressed in U.S. dollars to be paid in Sterling.

7.	Form of U.S. Options

U.S. Options may be either ISOs under Section 422 of the Code or “nonqualified stock options”.  The Company shall have the sole authority and discretion as to whether and to whom to grant either type of U.S. Option; provided, however, that the terms of each U.S. Option shall specify clearly the type of U.S. Option granted and no U.S. Option shall permit a “tandem” exercise arrangement within the meaning of Temp. Treas. Reg.  section 14a.422A-1(Q/A-21), (Q/A-39).

8.	Compliance with the ISO Rules

Notwithstanding any language to the contrary contained in Rules 5, 6, 9 or 10 of the Rules of the Unapproved Plan, the following provisions shall apply to any U.S. Option that is intended to qualify as an ISO (each, an “ISO Award”):

(a)
The aggregate Market Value (determined as of the Date of Grant in accordance with the requirements of Section 422 of the Code) of the Shares or ADSs, as the case may be, underlying one or more ISO Awards that are first exercisable in any calendar year (under all incentive stock option plans of the Company and its parent and subsidiaries (within the meaning of Section 424 of the Code)) shall not exceed U.S.$100,000 (or the Sterling equivalent) and, in the event that such limit is exceeded such U.S. Options shall be treated, to the extent of such excess, as nonqualified stock options.

(b)
The Option Price of the Shares or ADSs covered by each ISO Award shall not be less than 100% of the Market Value of such Shares or ADSs, as the case may be, determined as of the Date of Grant in accordance with the requirements of Section 422 of the Code (110% in the case of an ISO Award granted to a Ten Percent Shareholder).

(c)	An ISO Award may not be exercisable more than 10 years after the Date of Grant (5 years in the case of an ISO granted to a Ten Percent Shareholder).

(d)
The terms of such ISO Award shall provide that it is not transferable except by will or pursuant to the laws of descent and distribution,  and shall not permit any U.S. Option designated to be an ISO to be exercised more than three months following the Participant’s termination of employment with the Company or any parent or subsidiary of the Company within the meaning of Section 424 of the Code (more than 12 months following the Participant’s death or disability as such term is defined in Section 22(e)(3) of the Code).  The terms of such ISO Award shall further provide that, during the Participant’s lifetime, such ISO Award shall only be exercisable by the Participant.

(e)
An ISO may not be granted unless the aggregate number of Shares set forth in Rule 2 of this U.S. Appendix and the definitions of Eligible Employee and Participating Company set forth in the Definitions Appendix to the Unapproved Plan have been approved by the Company’s shareholders within 12 months before or after the Unapproved Plan is adopted by the Board.

(f)	An ISO must be granted within 10 years from the date the Unapproved Plan is adopted by the Board or the date the Unapproved Plan is approved by the Company’s shareholders, whichever is earlier.

(g)	The U.S. Appendix may be further modified to ensure that any U.S. Option that is intended to be an ISO under the U.S. Appendix will comply with the requirements of Section 422 of the Code.

9.	Term of U.S. Option: addition of consistent provisions

Subject to the provisions of paragraph 8, in the case of ISOs, the Company shall determine at the Date of Grant the term during which a U.S. Option may be exercised and whether any of the U.S. Option shall be exercisable in one or more instalments.  A U.S. Option may also be subject to any other provision imposed by the Company that is consistent with the purpose and intent of the U.S. Section.

10.	U.S. Withholding Taxes: disqualifying dispositions

It shall be a condition to the obligation of the Company to deliver Shares or ADSs pursuant to any U.S. Option under the Unapproved Plan that the Participant pays to the Company (or the Subsidiary that employs the Participant) such amount as may be required by the Company or such Subsidiary for the purpose of satisfying any liability for any U.S. Federal, state or local taxes of any kind required to be withheld with respect thereto.  Any U.S. Option granted under the Unapproved Plan may require the Company (or the Subsidiary that employs the recipient), or permit the recipient of the U.S. Option to elect, in accordance with any applicable rules established by the Company, to withhold or to pay all or a part of the amount of the withholding taxes in Shares or ADSs.  Such election may be denied by the Company in its sole discretion, or may be made subject to certain conditions specified by the Remuneration Committee.

The applicable ISO Award shall provide that if a Participant makes a disposition, within the meaning of Section 424(c) of the Code and the regulations promulgated thereunder, of any Shares or ADSs issued to such Participant pursuant to the exercise of an ISO Award within the two-year period commencing on the Date of Grant or within the one-year period commencing on the date of transfer of such Share or ADS to the Participant pursuant to such exercise, the Participant shall, within 10 days of such disposition, notify the Company of it (or the Subsidiary that employs the Participant), by delivery of written notice to the Company or such Subsidiary at its principal executive office.

11.	Securities laws compliance

No Shares or ADSs may be issued or transferred in connection with the exercise of a U.S. Option, unless the Company shall have determined that such issue or transfer is in compliance with or pursuant to an exemption from all applicable U.S. Federal and state securities laws.

12.           Certain definitions

For the purposes of the U.S. Options, the following terms shall have the following meanings notwithstanding any contrary provision in the Unapproved Plan.

“Market Value” in relation to an ADS means an amount equal to the average of the high and low sales prices of ADSs recorded on the New York Stock Exchange on the applicable valuation date.

“Ten Percent Shareholder” means a Participant who, at the time an ISO is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary (as such terms are defined in Section 424 of the Code) of the Company.

THE RULES OF THE BT GROUP UNAPPROVED SHARE OPTION PLAN

FRANCE APPENDIX

1.           This Appendix governs the grant of Options to French Participants

This Appendix (the "France Appendix") constitutes part of the Unapproved Plan that will govern the grant of Options to Participants who are resident in France for tax purposes (the "French Options") and incorporates all the Rules of the Unapproved Plan (as set forth above) including as modified in accordance with the provisions of the Appendix.

2.           The adoption of the France Appendix

The France Appendix was adopted by the Company under Rule 11.2 of the Unapproved Plan on 14 April 2011.

3.           The limit on the number of Shares which can be issued

Notwithstanding the limits contained in Rule 3:

(i)
the maximum aggregate number of Shares which may be issued under Options under the Plan when the exercise of an Option is satisfied by the issue of new Shares shall not exceed one-third of the issued share capital of the Company; and

(ii)
the maximum aggregate number of Shares which may be acquired under Option under the Plan when the exercise of an Option is satisfied by the transfer of existing Shares shall not exceed 10% of the issued share capital of the Company.

4.           Definitions Appendix

The Definitions Appendix shall be amended as follows:-

Eligible Employee

The definition of Eligible Employee in the Definitions Appendix shall be deleted and replaced by the following:

“Eligible Employee	any person (including one who is a director of the Company) who, at the Date of Grant, is
(i)	a salaried employee of a Participating Company; or
(ii)
a corporate officer of a Participating Company as defined in Article L. 225-185 of the French commercial code (namely, président du conseil d’administration, directeur général, directeurs généraux délégués, membres du directoire, gérant de sociétés par actions or président de société par actions simplifiée);

but shall exclude any person who owns more than 10% of the issued ordinary Share capital of the Company".

Grant Period

The definition of Grant Period set out in the Definitions Appendix shall apply, except that no French Option may be granted:

(i)	within a period of 20 Dealing Days immediately following a distribution of dividends or a capital increase of the Company;

(ii)	within a period of 10 Dealing Days before and after the date on which the financial statements of the Company are made public; and

(iii)
within the period between the date on which the management bodies on the Company have knowledge of information which could have, if made public, a significant impact on the market value of the Shares and 10 Dealing Days after the dealing day on which this information is made public.

Option Price

The definition of "Option Price" in the Definitions Appendix shall be deleted and replaced by the following:

"Option Price
the price per Share (expressed in pounds sterling) at which a Participant may acquire Shares on the exercise of an Option which shall be determined by the Company and must not be less than the greatest of:

(i)	in the case of an Option to subscribe for Shares:

(a)
95% of the arithmetical average of the middle market quotations of a Share (as derived from the Daily Official List of the London Stock Exchange) for the 20 business days last preceding the date on which the Option is granted, rounded down to the nearest whole penny; and

(b)	the nominal value of a Share;

(ii)	in the case of an Option to purchase existing Shares:

(a)
95% of the arithmetical average of the middle market quotations of a Share (as derived from the Daily Official List of the London Stock Exchange) for the 20 business days last preceding the date on which the Option is granted, rounded down to the nearest whole penny; and

(b)	95% of the average price paid to acquire the Shares to be transferred to a Participant".

Retirement

The definition of "Retirement" shall be replaced with:-

"Retirement
ceasing to be in Employment, such cessation being decided by the Participating Company which employs the Participant and being imposed on a Participant who has reached the age of retirement and can benefit from a full scale pension."

Subsidiary

The following words shall be added at the end of the definition of “Subsidiary” in the Definitions Appendix:

“and in which the Company holds, directly or indirectly, at least 10% of the share capital or voting rights.”

5.           Exercise of Options

Rule 4.1 of the Unapproved Plan shall be deleted and replaced with the following:

"4.1.1           Subject to Rule 4.2 (if appropriate), Rule 5 and Rule 7, an Option may not be exercised before the fourth anniversary of its Date of Grant or such earlier date as the Board may determine, and the Shares acquired following the exercise of an Option may not be sold by a Participant or otherwise transferred before the fourth anniversary of the Date of Grant or such earlier date as the Board may determine.  The Company or any Participating Company may take such steps as it/they consider appropriate to ensure the Participant's compliance with this rule, including (without limitation) the retention of share certificate(s) issued or transferred on the exercise of the Option and/or the blocking of any account into which the Shares have been issued or transferred.

4.1.2           The restrictions set out at 4.1.1 above shall only apply to the extent that they would not impose a restriction on resale of the Shares for a period of more than 3 years from the date of exercise of the Option in accordance with Article L.225-177 of the French Code de Commerce."

Rule 5.2 of the Unapproved Plan shall apply to the French Options save that if:

(i) a Participant ceases to be in Employment because of his death, the Option, whether or not it is already exercisable, shall become immediately exercisable and may not be exercised by his heirs later than 6 months following the date of his death (and, at the end of that period, the Option shall lapse); or

(ii) a Participant ceases to be in Employment by reason of 2nd or 3rd category disability within the meaning of Article L.341-4 of the French Social Security Code, his Option, whether or not it is already exercisable, shall be exercisable for a period of 12 months following the date on which he ceases Employment.

In (i) and (ii) above, the restrictions set out under new Rule 4.1.1 shall not apply.

Rule 5.3 of the Unapproved Plan shall apply to the French Options save that the restrictions set out under the new Rule 4.1 above shall not apply if;

(i) on the Retirement of a Participant if the Option has been exercised no later than 3 months before he ceases to be in Employment under the terms of his Employment contract; or

(ii) the Participant ceases to be in Employment because of Redundancy if the Option has been exercised at least 3 months prior to the date on which he receives notice of his Redundancy.

6.           Adjustments

(i) Notwithstanding Rule 9 of the Unapproved Plan, but subject to (ii) below, the exercise price of an Option will be fixed at the Date of Grant and may not be adjusted.

(ii) Notwithstanding Rule 9 of the Unapproved Plan, any adjustment to the number of Shares comprised in a French Option and/or the Option Price may only be made on the occurrence of certain events specified under Article L.225.181 of the French Code de Commerce (as amended from time to time) and in a manner which is not inconsistent with the requirements of French law (in particular Article L.225-181).

7.           Grant of Options

Notwithstanding Rule 1.2 of the Unapproved Plan, Options may not be granted by the Trustee.  Accordingly, references to the Trustee in the Unapproved Plan shall be ignored.

8.           Cessation of Employment following a change of Control

Rule 10.3.4 of the Unapproved Plan shall not apply.

9.	Acquisition of Shares to satisfy Options to acquire existing Shares

Where an Option is to be satisfied by the transfer to the Participant of existing Shares, those Shares will be acquired before the Option in question becomes exercisable.

10.	Disclosure of information

A Participant shall disclose to the Participating Company by which he is employed all information required to enable that Participating Company to comply with its disclosure obligations.

The Participant shall be provided by the 15th February in any relevant year with a document showing information required to be provided to him by law, including the name and principal place of business and the principle or registered office address of the Participating Company by which he is employed, the Date of Grant and exercise of the Option, the number of Shares acquired and the Option Price.

THE RULES OF THE BT GROUP UNAPPROVED SHARE OPTION PLAN

INDIA APPENDIX

1.	This Appendix governs the grant of Options to India Participants

This Appendix (the "India Appendix") constitutes the part of the Unapproved Plan that will govern the grant of Options to Indian Participants (the "Indian Options") and incorporates all the Rules of the Unapproved Plan (as set forth above) including as modified in accordance with the provisions of this India Appendix.

2.	The adoption of this India Appendix

This India Appendix was adopted by the Company under Rule 11.2 of the Unapproved Plan on 13 July 2011.

3.	Eligible Employees to whom Options may be granted under this India Appendix

Indian Options may only be granted to an Eligible Employee who is a permanent employee.

4.	Limit on the exercise of Indian Options

An Indian Option may only be exercised if the middle market quotation of a Share (as derived from the Daily Official List of the London Stock Exchange) on the Dealing Day immediately preceding the proposed date of exercise exceeds the Option Price.
An Indian Option may only be exercised if the Participant complies with all relevant exchange control requirements.

5.             Definitions Appendix

The Definitions Appendix shall be amended as follows:-

“Eligible Employee: A person who is a resident of India and is an employee or director of a Participating Company in which the Company, directly or indirectly, holds not less than 51 per cent of the shareholding.”

“Fair Market Value: The fair market value shall be such value of a Share as determined by a Merchant Banker on the Specified Date.”

“Merchant Banker: A category I merchant banker registered with Securities and Exchange Board of India established under section 3 of the Securities and Exchange Board of India Act, 1992 (15 of 1992).”

“Specified Date: Either (i) the exercise date of the Option; or (ii) any date earlier than the exercise date of the Option, not being a date which is more than 180 days earlier than the exercise date. The date on which the Option has been exercised shall be determined according to Rule 8.1.”

“Taxable Benefit: The Fair Market Value of a Share, on the date on which the Option is exercised by the Participant as reduced by the amount actually paid by, or recovered from the Participant in respect of such Share.”

6.             Rule 8.2 of the Unapproved Plan shall be deleted and replaced with the following:

“The exercise of an Option is subject to the Company being satisfied that any withholdings that may be necessary on account of a Participant’s Tax Liability in respect of the Option can be made.

The Taxable Benefit acquired by the Participant by virtue of the Unapproved Plan shall be considered as earned by the Participant in the year in which the Option is exercised for the purposes of calculating the Participants’ taxable income in an assessment year.”

7.             The following shall be added to Rule 8.4:

“The Participating Subsidiary in India will need to submit to the Reserve Bank of India, a return in a pre-specified form at the end of the relevant year in which the allotment was made if pursuant to remittances made from bank accounts in India, shares are allotted to the Participants who are currently resident in India.”

THE BT GROUP UNAPPROVED SHARE OPTION PLAN

PHANTOM APPENDIX

1.	This Appendix governs the grant of Phantom Options

This appendix to the BT Group Unapproved Share Option Plan (the "Phantom Appendix") governs the grant of options to Participants outside the UK which will be satisfied in cash instead of Shares (the "Phantom Options").  The Phantom Appendix incorporates all the Rules of the Unapproved Plan except as modified in accordance with the provisions of the Phantom Appendix.

Words beginning in capitals have the same meaning as those used in the Unapproved Plan, unless otherwise specified in the Phantom Appendix.

2.	The adoption of this Phantom Appendix

The Phantom Appendix was adopted by the Company under Rule 11.2 of the Unapproved Plan on 13 July 2011.

3.             The nature of Phantom Options

A Phantom Option is granted over a specified number of notional Shares ("Notional Shares"), and is a contingent right to acquire a cash sum which is equal to the aggregate Market Value of the Notional Shares subject to the Phantom Option which is being exercised, less (i) the aggregate Option Price in respect of that Phantom Option and (ii) any withholdings in respect of the Tax Liability on the exercise of that Phantom Option in accordance with Rule 8.2 of the Unapproved Plan as amended by this Phantom Appendix (the "Cash Payment").  A Phantom Option may be granted subject to any additional terms and conditions which the Company deems necessary to take account of legislation or regulations applicable in the relevant jurisdiction.

4.            Circumstances in which Phantom Options may be granted

A Phantom Option may only be granted where the Board is satisfied that, due to securities, exchange control or taxation laws arising in the jurisdiction applicable to an Eligible Employee, the grant of an Option to that Eligible Employee will cause sufficient difficulty, or will disadvantage the Eligible Employee or any member of the Group to such an extent, that the grant of a Phantom Option instead of an Option is necessary or desirable in order to be able to provide the Eligible Employee with an incentive which relates to the Market Value of Shares.

5.	Modifications to certain Rules of the Unapproved Plan for the purposes of the Phantom Appendix

For the purposes of the Phantom Appendix, the following provisions will apply:-

5.1	Rule 8

Rule 8 of the Unapproved Plan is deleted and replaced with the following new Rule 8:-

"8.           HOW PHANTOM OPTIONS ARE EXERCISED

8.1	Notice of exercise must be given

A Phantom Option will be exercised on the date the Participant delivers to the Company (or the Trustee, if the Trustee will be satisfying the exercise of the Phantom Option) a notice of exercise in a manner specified by the Company.  The notice of exercise is not effective until the Company is satisfied that all the necessary documentation and/or information has been provided.

8.2	Payment of taxes etc.

The exercise of a Phantom Option is subject to any withholdings that may be necessary on account of a Participant’s Tax Liability in respect of the Phantom Option.

8.3	What a Participant gets when he has exercised

As soon as reasonably practicable following the exercise of the Phantom Option, the Participant will receive the Cash Payment. "

5.2	Rule 12.5

Rule 12.5 of the Unapproved Plan shall be deleted and replaced with the following new Rule 12.5:-

"12.5	Costs of operating the Phantom Appendix

The Company and any Participating Company may enter into agreements regarding arrangements for bearing the costs of operating the Phantom Appendix in respect of such Participating Company's employees."

5.3	Disapplication of Rule 12.11

Rule 12.11 ("Articles of Association") shall not apply.

5.4           Definition of "Eligible Employee"

For the purposes of the operation of the Phantom Appendix, the definition of "Eligible Employee" shall be "any person (including one who is a director of the Company) who at the Date of Grant is an employee of either the Company or a Subsidiary and is employed outside the UK."

5.5           References to "Market Value", "Option" and "Share"

For the purposes of the operation of the Phantom Appendix:-

5.5.1	the Market Value of a Notional Share on any date shall be equal to:

(a)
if and so long as the Shares are admitted to trading on the London Stock Exchange, the middle market quotation (as derived from the Daily Official List of the London Stock Exchange) of a fully paid ordinary share in the capital of the Company on that date, and

(b)	subject to (a) above, the market value of a fully paid ordinary share in the capital of the Company as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992;

5.5.2	references in the Rules to "Option(s)" shall be taken to refer to Phantom Option(s); and

5.5.3	other than under Rules 3.1, 3.2, 7, 10.1 and 12.2, references in the Rules to "Share(s)" shall be taken to refer to the Notional Share(s) subject to the Phantom Option.

RULES OF THE BT GROUP UNAPPROVED SHARE OPTION PLAN

DEFINITIONS APPENDIX

INTRODUCTION

The words and expressions used in the Rules which have capital letters have the meanings set out below.  In the Rules:

(i)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii)	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

1.	DEFINITIONS

Appropriate Period	means the appropriate period referred to under Paragraph 26(3) of Schedule 4 to ITEPA;
Approved Plan	the BT Group Approved Share Option Plan;
Associated Company	in relation to the Company: (i)any company which has Control of the Company; or (ii)any company (other than a Participating Company) which is under the Control of any company referred to in (i) above;
Associated Undertaking	a company or partnership in which the Company has an interest through a shareholding or otherwise;
Board	the board of directors for the time being of the Company or a duly authorised committee of it;
Company
BT Group plc (registered no. 4190816) which, for the purposes of the Rules, may act through the Board or through any two employees of the Group authorised to act in accordance with the policies established under Rule 1;

Control	has the meaning given by Section 995 of the Income Tax Act 2007;
Date of Grant	in relation to an Option, the date on which that Option is granted;
Dealing Day	a day on which the London Stock Exchange is open for the transaction of business;
Definitions Appendix	this appendix which forms part of the Rules;
Eligible Employee	any person (including one who is a director of the Company) who at the Date of Grant is an employee of the Company or a Subsidiary;
Employees’ Share Scheme	an employees’ share scheme (as defined by Section 1166 of the Companies Act 2006) established by the Company;
Employment	employment as an employee of a Participating Company or an Associated Company;
Grant Period	in relation to the grant of an Option, the period of 42 days starting on the day after any of the following:
(i) the date on which the Company releases its quarterly, half-yearly or full year financial results;
(ii) the date of any general meeting of the Company;
(iii) the date on which any change to the legislation affecting the Unapproved Plan is proposed or made;
(iv) the date of the lifting of any restrictions on the grant of any Option; (v) the date on which the Company believes that exceptional circumstances exist which justify the grant of Options;
Group ITEPA	Participating Companies and Associated Companies; means the Income Tax (Earnings and Pensions) Act 2003;
London Stock Exchange	the London Stock Exchange plc (or any successor body carrying on the business of the London Stock Exchange);
Market Value
in relation to a Share on any day an amount equal to:
(a)  if and so long as the Shares are admitted to trading on the London Stock Exchange, its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on, at the discretion of the Company, (i) the Dealing Day of the Date of Grant, or (ii) the Dealing Day immediately preceding the Date of Grant, or (iii) the average middle market quotation of the three Dealing Days immediately preceding the Date of Grant; and
(b)  subject to (a) above, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 on the Date of Grant (or such earlier date as determined by the Company);

Option	a contingent right to acquire Shares under the Unapproved Plan which is for the time being subsisting;
*Option Price	the price per Share at which a Participant may acquire Shares on the exercise of an Option (subject to adjustment under Rule 9) which must not be less than the Market Value of a Share;
Participant	an Eligible Employee to whom an Option has been granted, or (where the context requires) his personal representatives;
Participating Company	the Company and any Subsidiary designated by the Board as a Participating Company;
Plan Period	the period starting on the date on which the shareholders of the Company approve in general meeting the Unapproved Plan and ending on the tenth anniversary of that date;
Redundancy
ceasing to be in Employment because the Company (or, if different, the Participating Company which employs the Participant) has decided that there is no longer any requirement or there is a reduced requirement for the Participant to perform the work which he previously performed;

Remuneration Committee	the duly authorised remuneration committee of the Board;
Rules	the rules of the Unapproved Plan, including the Definitions Appendix, as amended from time to time;
Share	a fully paid ordinary share in the capital of the Company;
Specified Anniversary
in respect of an Option or any part of it, the period or periods specified by the Company at the Date of Grant, the first of which cannot be less than one year from the Date of Grant, and no date shall be later than the tenth anniversary of the Date of Grant;

Subsidiary	a company which in relation to the Company is a company as defined by Section 1159 of the Companies Act 2006;
Tax Liability
in relation to a Participant, the amount of all taxes and/or national insurance contributions or any other contribution which any company in the Group is required to, or may account for and on behalf of or, if permitted, in respect of, that Participant’s Option;

Treasury Shares	a Share held by the Company in treasury in accordance with Sections 724 to 732 of the Companies Act 2006;
Trustee	the trustee from time to time of an employee benefit trust established by the Company as an Employees’ Share Scheme;
Unapproved Plan	the BT Group Unapproved Share Option Plan constituted by these Rules; and
Variation
means:
 (i) in relation to the equity share capital of the Company:

    (a)  a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or
    (b) any other variation; or
(ii) a demerger of the Company; or

(iii) a dividend declared in respect of Shares,

which would, in the opinion of the Company, justify an adjustment to any Option.

* Where the Option is an Option to subscribe, the Option Price cannot be less than the nominal value of a Share.

RULES OF THE BT GROUP APPROVED SHARE OPTION PLAN

1.           HOW THE APPROVED PLAN WILL OPERATE

1.1	Policies set by the Board

The Board will, from time to time, set the policies for the Company’s operation and administration of the Approved Plan within the terms of the Rules, which may include the determination of:

1.1.1	the Eligible Employees who will be eligible from time to time for the grant of an Option;

1.1.2	the extent of Eligible Employees’ participation;

1.1.3	what Option Price will apply to each Eligible Employee’s Option;

1.1.4	whether any objective performance target(s) (which will be subject to Rule 2) will apply to each Eligible Employee’s Option;

1.1.5	how Options are granted; and

1.1.6	the extent, stated at the Date of Grant, to which Options may be exercised when Participants cease Employment.

1.2           Participation and the grant of Options

An Eligible Employee may be recommended from time to time for the grant of an Option.  Options will be granted by the Company in accordance with the Rules.  Alternatively, the Company may request the Trustee to grant the Option or agree to satisfy the exercise of any Option granted in accordance with the Rules.  Options will be granted by deed.  A single deed of grant can be executed in favour of any number of Eligible Employees.

1.3	The Option Price

An Option will be granted at the Option Price determined by the Company in accordance with the Rules and the Option Price shall be stated at the Date of Grant.

1.4	When Options will be granted

No Options shall be granted under the Approved Plan until the Approved Plan has been approved by HM Revenue & Customs.  The Date of Grant of an Option must be chosen so that each Dealing Day which is taken into account to calculate the Option Price is within a Grant Period.

1.5	Confirmation that an Option has been granted

A Participant who has been granted an Option will be sent, as soon as administratively practicable and subject to Rule 1.8, an Option certificate confirming the grant of the Option and the terms on which it is granted.

1.6	An Option is personal to the Participant

An Option cannot be transferred, assigned, charged or otherwise disposed of. On the death of a Participant, his Options can be transmitted to his personal representatives.

1.7	An Option is subject to the Rules but may be renounced

An Option is granted incorporating and subject to the Rules.  A Participant may renounce an Option, in whole or in part, within 30 days following the Date of Grant and, to the extent renounced, the Option will be treated as if it had never been granted.

1.8	An Option may be granted so as to be exercisable in separate parts

An Option may be granted so as to be first exercisable in respect of a specific number of Shares on different Specified Anniversaries.  Where a Participant has been granted an Option on this basis, he will receive a separate Option certificate in respect of each part of the Option.  Each Option certificate will specify the number of Shares in respect of which that part of the Option is exercisable and the Specified Anniversary when that part of the Option will, unless otherwise provided in the Rules, first become exercisable.  Where an Option has been granted in accordance with this Rule 1.8, any reference in the Rules to the exercise, exercisability or lapse of an Option will be read, where necessary, as relating to the exercise or lapse of that Option in respect of the number of Shares and with the Specified Anniversary referred to in each applicable Option certificate.

2.	PERFORMANCE TARGETS

2.1	Options and performance targets

The grant or exercise of an Option may be granted subject to an objective  performance target selected by the Company at the Date of Grant which, in the case of a performance target on exercise, will have to be met before the Option can be exercised unless otherwise stated in the Rules.  The exercise of an Option can be subject to any additional objective terms and conditions (together "Targets") the Company considers appropriate and notifies to HM Revenue & Customs.  Where the exercise of an Option is subject to a Target, and if any event happens which causes the Company, acting fairly and reasonably, to believe that any such Target is no longer a fair target additional term or condition (as the case may be) the Company may waive or adjust any such Target accordingly. If any Target is adjusted, it shall be no more difficult to satisfy.

If an Option is exchanged under Rule 10, the applicable Target can be adjusted by the Remuneration Committee in accordance with this Rule 2.1 to take account of this.

For the avoidance of doubt, no new Targets may apply to any New Option if the relevant Old Option was an Option granted under the Approved Plan.

2.2	Different performance targets can apply to different Eligible Employees

Options can be subject to different performance targets for each Eligible Employee.

3.	THE LIMIT ON THE NUMBER OF SHARES WHICH CAN BE ISSUED AND
TREASURY SHARES WHICH CAN BE USED

3.1	The limit for all Shares issued and Treasury Shares used under the Approved Plan

The number of Shares which can be allocated under the Approved Plan on any day, when aggregated with the number of Shares allocated in the previous 10 years under:

3.1.1	the Unapproved Plan and any other Employees’ Share Scheme, cannot exceed 10 per cent. of the ordinary issued share capital of the Company from time to time; and

3.1.2	the Unapproved Plan and any other Employees’ Share Scheme operated on a selective basis, cannot exceed 5 per cent. of the ordinary issued share capital of the Company from time to time.

3.2	Meaning of allocation and exclusion from these limits

The references in this Rule 3 to the “allocation” of Shares mean, in the case of any share option plan, the placing of unissued Shares or (for so long as UK institutional shareholders recommend) Treasury Shares under option and, in the case of any other Employees’ Share Scheme, the issue and allotment of Shares or (for so long as UK institutional shareholders recommend) the transfer of Treasury Shares.  For the purposes of the limit in this Rule 3:

3.2.1	Shares where the right to acquire such Shares was released, cancelled or lapsed without being exercised will be ignored; and

3.2.2
to the extent that the exercise of Options is to be satisfied by the transfer of Shares other than Treasury Shares already in issue, those Options will not be treated as granted over unissued Shares or Treasury Shares.

3.3	Adjustment to Shares to be taken into account

Where Treasury Shares transferred, or Shares issued under the Approved Plan, the Unapproved Plan or any other Employees’ Share Scheme of the Company are to be taken into account for the purposes of any of the limits in this Rule 3 and a Variation in the equity share capital of the Company has taken place between the date of transfer or issue of any such Shares and the date on which any such limit is to be calculated, the number of such Shares which will be taken into account for the purposes of any such limit will be adjusted in such manner as the Company considers appropriate to take account of the Variation.

3.4           Individual limit

An Option granted to an Eligible Employee will be limited and take effect so that the aggregate Market Value of the Shares which he may acquire by the exercise of the Option (as determined at the proposed Date of Grant) and the exercise of any option granted under the Approved Plan or under any other share option plan (not being a savings related share option plan) approved under Schedule 4 to ITEPA and established by the Company, any Participating Company or any Associated Company (and not exercised) will not exceed or further exceed £30,000 or such other limit specified in Schedule 4 to ITEPA applicable from time to time.  For these purposes Market Value is calculated in accordance with the rules of the relevant plan at the date when the relevant Option or option is granted.

3.5           Purported grant of an Option in excess of limits

If an Option is purported to be granted in breach of the limit in:

3.5.1
Rule 3.1, the number of Shares over which that Option has been granted will, with the number of Shares over which all other Options have been granted on the same Date of Grant, be reduced pro rata to the largest lower number as would comply with Rule 3.1.  In any case where this Rule 3.5.1 operates, when the number of Shares under the Option has been adjusted accordingly, an Option will take effect from the Date of Grant as if it had been granted on the adjusted terms; and

3.5.2
Rule 3.4, the number of Shares over which that Option has been granted will be reduced to the largest lower number as would comply with Rule 3.4 and the Option will take effect from the Date of Grant as if it had been granted over such lower number of Shares at the outset.

4.           THE EXERCISE OF OPTIONS

4.1	When an Option can be exercised

Subject to Rule 1.8, Rule 4.2, Rule 4.3 (where appropriate), Rule 5 and Rule 7, an Option shall first be exercisable (in whole or in part) at any time following the Specified Anniversary of the Date of Grant.

4.2           When an Option cannot be exercised

A Participant cannot exercise an Option at any time when he is precluded from participating in the Approved Plan by Paragraph 9 of Schedule 4 to ITEPA.

4.3	Satisfaction of any performance target

An Option can only be exercised:-

4.3.1	if any performance target that it was subject to has been satisfied, unless the performance target is waived by the Company or if the Rules so specify, by the Remuneration Committee; and

4.3.2	in accordance with any additional terms and conditions to which it is subject

PROVIDED THAT any performance target which applies to the exercise of an Option will be treated as waived if the Participant’s Option becomes exercisable under Rule 5.2, Rule 5.3, Rule 5.4, or Rule 5.5.

5.	THE CESSATION OF EMPLOYMENT

5.1           Normal provision

If a Participant ceases to be in Employment his Options will, unless otherwise provided in the Rules, lapse on the date he so ceases.

5.2	If a Participant ceases to be in Employment because of injury, ill-health or disability

If a Participant ceases to be in Employment because of injury, ill-health or disability, he will be entitled to exercise his Options for the period of 6 months from the date he so ceases Employment, after which they will lapse.

5.3	If a Participant ceases to be in Employment because of Redundancy or Retirement

If a Participant ceases to be in Employment because of Redundancy or Retirement:

5.3.1	in respect of any Option whose Specified Anniversary is more than 6 months after the date he so ceases Employment, it will lapse on the date he so ceases;

5.3.2
in respect of any Option whose Specified Anniversary is 6 months or less after the date he so ceases Employment, he will be entitled to exercise that Option for the period of 6 months from the date he so ceases Employment, after which it will lapse; and

5.3.3
in respect of any Option already exercisable but not yet exercised, he will be entitled to exercise that Option for the period of 6 months from the date he so ceases Employment, after which it will lapse.

5.4	If a Participant ceases to be in Employment because of the sale of a company or business

If a Participant ceases to be in Employment because the company in the Group which employs him ceases to be a Participating Company or an Associated Company or because of the transfer or sale of the undertaking (or part of the undertaking) in which he is employed to a person who is neither a Participating Company nor an Associated Company:

5.4.1	in respect of any Option whose Specified Anniversary is more than 12 months after the date he so ceases Employment, it will lapse on the date he so ceases;

5.4.2
in respect of any Option whose Specified Anniversary is 12 months or less after the date he so ceases Employment, he will be entitled to exercise that Option for the period of 3 months from the date he so ceases Employment after which it will lapse; and

5.4.3
in respect of any Option already exercisable but not yet exercised, he will be entitled to exercise that Option for the period of 3 months from the date he so ceases Employment, after which it will lapse.

5.5	Death

If a Participant dies at any time when any Option granted to him is outstanding, the Option will be and remain capable of exercise until the expiry of 12 months from the date of his death, after which the Option will lapse.

5.6	If a Participant ceases to be in Employment in other circumstances

If a Participant gives or is given notice to leave Employment or ceases to be in Employment without any notice having been given in any circumstances other than the ones referred to in Rule 5.2, Rule 5.3, Rule 5.4 or Rule 5.5, a Participant’s Options will lapse on the date the Participant ceases Employment, unless the Company (acting fairly and reasonably) decides otherwise.  If the Company decides to exercise its discretion under this Rule 5.6, it may do so on whatever basis it decides, (including preserving the Option in whole or in part, so that it may be exercised after the Specified Anniversary) but subject to Rule 5.7.

5.7	Exercise of discretion in relation to Options

This Rule 5 can never be used to allow a Participant to exercise his Option more than 12 months from the date the Participant ceases Employment.  To the extent that the Company decides to exercise any discretion it has under Rule 5, it shall do so on a fair and reasonable basis and it shall give written notice to the Participant (and, if appropriate, the Trustee) as soon as reasonably practicable, and must confirm the date on which the Option will lapse.

6.           THE LAPSE OF OPTIONS

6.1	When Options lapse

A Participant’s Option will lapse to the extent that it has not been exercised (whether or not it became exercisable) on the earliest of:

6.1.1	normal lapse time: the tenth anniversary of the Date of Grant;

6.1.2	cessation of Employment: his cessation of Employment, unless the Rules provide otherwise;

6.1.3
performance target not met or waived: the date (and to the extent that) it is determined that the performance target applicable to an Option has not been met or shall not be waived following the expiry of the relevant performance period;

6.1.4
general offers, schemes of arrangement or voluntary winding-up of Company: at the expiry of the relevant period referred to in Rule 7.1, Rule 7.4, Rule 7.5, Rule 7.6, Rule 7.7, Rule 7.9 or Rule 7.11, unless those Rules provide otherwise;

6.1.5	disposals not permitted: the date of any purported transfer, assignment, change or other disposal in breach of Rule 1.6; and

6.1.6	insolvency: the date on which a Participant enters into a composition with his creditors in satisfaction of his debts or a bankruptcy order is made against him.

6.2	Avoidance of lapse of Options where Rule 7 applies

An Option will not lapse because of Rule 6.1.2 if the Option would lapse under that Rule in a period when the Option is exercisable under Rule 7, although the Option will lapse at the end of that period.  This Rule is subject to Rule 6.1.1.

6.3	Participants on maternity or paternity leave

For the purposes of this Rule 6, a Participant on maternity or paternity leave will not cease to be in Employment until the earlier of the date on which such Participant notifies his or her employer of his or her intention not to return to work or the date on which such Participant ceases to have statutory or contractual rights to return to work.

7.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING-UP OF THE COMPANY

7.1	General offer: Options subject to a performance target

If an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror) an Option which is subject to a performance target will, subject to the remainder of this Rule, Rule 6 and Rule 7.4, be exercisable at any time during the period of six months following the change of Control of the Company but only to the extent permitted by the Remuneration Committee in accordance with Rule 7.2.   After that period, all such Options that are unexercised will lapse.   To the extent that exercise of the Option is not permitted by the Remuneration Committee in accordance with Rule 7.2, it will lapse immediately on the change of Control taking effect.

7.2	The discretion of the Remuneration Committee

As soon as practicable after a general offer has been made the Remuneration Committee will confirm the minimum extent to which an Option which is subject to a performance target will become exercisable under Rule 7.1, to the extent that the performance target has been met up to the change of Control taking effect.   Subject to this, the Remuneration Committee may (acting fairly and reasonably) decide to take such other objective factors into account which it believes to be relevant in determining the extent to which the Option may be exercised beyond the extent to which the performance target has been met.

7.3	Extension to Participants of general offer

The Company will use its best endeavours to procure that if a Participant acquires Shares pursuant to the exercise of an Option in accordance with Rule 7.1 or Rule 7.5 and those Shares were not the subject of the general offer, the offeror will make an offer to acquire from the Participant his Shares on the same terms as Shares of the same class were acquired under the general offer.

7.4	Compulsory purchase of minority interest in the share capital of the Company: Options subject to a performance target

If any person becomes bound or entitled to give a notice under Sections 979 to 982 of the Companies Act 2006 to acquire any Shares (or would be so entitled but for the fact that there were no dissenting shareholders) each Participant will be notified of this as soon as possible.  A Participant can exercise any Option subject to a performance target at any time in the 30 days following the date on which the first notice to acquire the shares is served but only to the extent permitted by the Remuneration Committee in accordance with Rule 7.2.  After such person ceases to be so entitled, all such Options that are unexercised will lapse.

7.5	General offer: Options not subject to a performance target

If an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror) an Option which is not subject to a performance target will, subject to the remainder of this Rule, Rule 6 and Rule 7.6, be exercisable at any time during the period of six months following the change of Control of the Company.   After that period, all such Options that are unexercised (other than any New Options granted under Rule 10 in connection with the change of Control) will lapse.   However, if, in accordance with Rule 10 a release of Options is offered in connection with the change of Control, an Option which is not subject to a performance target will lapse if it is not released in accordance with Rule 10.

7.6	Compulsory purchase of minority interest in the share capital of the Company: Options not subject to a performance target

If any person becomes entitled to give a notice under Sections 979 to 982 of the Companies Act 2006 to acquire any shares (or would be so entitled but for the fact that there were no dissenting shareholders) each Participant will be notified of this as soon as possible.  Subject to Rule 7.5, a Participant can exercise an Option which is not subject to a performance target at any time in the 30 days following the date on which the first notice to acquire the Shares is served.  After such person ceases to be so entitled, all such Options that are unexercised (other than New Options granted under Rule 10) will lapse.

7.7           Scheme of arrangement: Options subject to a performance target

If the court directs that a meeting of the holders of Shares should be convened under Section 899of the Companies Act 2006 to consider a scheme of arrangement, an Option which is subject to a performance target will, subject to the remainder of this Rule 7.7, be exercisable (conditionally on the scheme of arrangement being sanctioned by the court) from the date of the court’s direction until midday on the day immediately before the date for which the shareholders’ meeting is convened, but only to the extent permitted by the Remuneration Committee in accordance with Rule 7.8.   Options shall lapse, to the extent not exercised, on the date the scheme of arrangement is sanctioned by the court.   If the scheme of arrangement is not sanctioned by the court, the Options shall continue.

If, however, the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, where such holding company would, following the scheme of arrangement, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement, Rule 10 may, with the consent of the Board, apply.   If Rule 10 does apply an Option subject to a performance target will lapse if it is not released in accordance with Rule 10.

7.8	The discretion of the Remuneration Committee

As soon as practicable after the date of the court’s direction the Remuneration Committee will confirm the minimum extent to which an Option which is subject to a performance target will be exercisable under Rule 7.7, to the extent that the performance target has been met up to the date the scheme of arrangement is sanctioned by the court.  Subject to this, the Remuneration Committee may (acting fairly and reasonably) decide to take such other objective factors into account as it believes to be relevant in determining the extent to which the Option may be exercised beyond the extent to which the performance target has been met.

7.9	Scheme of arrangement: Options not subject to a performance target

If the court directs that a meeting of the holders of Shares should be convened under Section 899 of the Companies Act 2006 to consider a scheme of arrangement, an Option which is not subject to a performance target will be exercisable (conditionally on the scheme of arrangement being sanctioned by the court) from the date of the court’s direction until midday on the day immediately before the date for which the shareholders’ meeting is convened.  If the scheme of arrangement is sanctioned by the court and subject to the operation of Rule 10, a Participant’s Option shall then lapse, to the extent not exercised, on the date the scheme of arrangement is sanctioned by the court. However, if, in accordance with Rule 10, a release of Options is offered in connection with the scheme of arrangement, an Option which is not subject to a performance target will lapse if it is not released in accordance with Rule 10.  If the scheme of arrangement is not sanctioned by the court, the Options shall continue.

7.10	Extension to Participants of scheme of arrangement

The Company shall use its best endeavours to procure that where the Participant has conditionally exercised his Option pursuant to Rule 7.7 or 7.9 above, the scheme of arrangement shall be extended to the Shares in respect of which the Option was conditionally exercised as if such Shares had been allotted and issued or transferred, as appropriate, to him by the  time the scheme of arrangement is sanctioned by the court.

7.11	Voluntary winding-up of the Company

At any time before a resolution for a member’s voluntary winding-up of the Company (of which each Participant must be given notice) is passed, a Participant may exercise his Option conditionally on the resolution being passed.  If such a resolution is passed, all Options will immediately lapse to the extent that they have not been exercised.

8.           HOW OPTIONS ARE EXERCISED

8.1	Notice of exercise must be given

An Option will be exercised on the date the Participant delivers to the Company (or the Trustee, if the Trustee will be satisfying the exercise of the Option):

8.1.1	a notice of exercise in a manner specified by the Company; and

8.1.2
evidence to the satisfaction of the Company (or the Trustee, as appropriate) that it has received or will receive as soon as practicable payment in full of the Option Price for the aggregate number of Shares over which the Option is to be exercised.

The notice of exercise is not effective until the Company is satisfied that all the necessary documentation and/or information has been provided.

8.2	Payment of taxes etc.

The exercise of an Option is subject to the Company being satisfied that any withholdings that may be necessary on account of a Participant’s Tax Liability in respect of the exercise of the Option can be made.  Unless the Participant makes arrangements (satisfactory to the Company) to provide payment in respect of his Tax Liability, the Participant agrees that the Company or any relevant company in the Group will make arrangements to sell on behalf of the Participant such number of Shares acquired on the exercise of an Option as is necessary to discharge the Tax Liability.  Where the Company has made the exercise of the Option subject to the condition that the Participant shall enter into an agreement or election for the purposes of paragraphs 3A(2) or 3B(1) respectively of Schedule 1 to the Social Security and Benefits Act 1992 in relation to the recovery of or transfer of liability of secondary class 1 national insurance contributions, the exercise of the Option is also conditional upon such condition being met.

8.3	What a Participant gets when he has exercised

Subject to Rule 8.2 and Rule 8.4, the Company will allot, transfer or procure the transfer of the Shares in respect of which the Option has been exercised to the Participant or his nominee within 30 days following the date of exercise of the Option.

8.4	Consents and approvals

The allotment or transfer of Shares under the Approved Plan is subject to obtaining any approval or consent required.  The Company will, if and so long as the Shares are admitted to listing by the UK Listing Authority and admitted to trading by the London Stock Exchange, apply to the UK Listing Authority and the London Stock Exchange for Shares issued under the Approved Plan to be admitted to the Official List (unless listing has already been granted) and to trading respectively.

8.5	Ranking of Shares

Shares allotted or transferred under the Approved Plan will rank equally in all respects with issued Shares of the same class. However, they will not be entitled to any rights attaching to Shares by reference to a record date falling before the date of exercise of the Option.

9.	THE ADJUSTMENT OF OPTIONS

9.1	Variation in equity share capital

If there is a Variation in the equity share capital of the Company:

9.1.1	the number and/or the nominal value of Shares over which an Option is granted; and/or

9.1.2	the Option Price; and/or

9.1.3
where an Option has been exercised but at the date of the Variation no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the Option Price, may be adjusted by the Company in such manner as is appropriate so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the aggregate Option Price will be the same.  For as long as the Approved Plan is approved under ITEPA, no adjustment will be effective until it has been approved by HM Revenue & Customs.

9.2	Nominal value of Shares

Apart from under this Rule 9.2, no adjustment under Rule 9.1 can have the effect of reducing the Option Price to less than the nominal value of a Share.  Where an Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Option Price in respect of both the issued and the unissued Shares can be made to the same extent.  Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board will be authorised to:

9.2.1
capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted aggregate Option Price;  and

9.2.2
apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount.

9.3	Participants notified of adjustments

Participants will be notified of any adjustment made under this Rule 9 so that their Option certificates can be called in or cancelled and re-issued.

10.	THE EXCHANGE OF OPTIONS

10.1	The Acquiring Company

If any company (the “Acquiring Company"):

10.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	all the shares in the Company which are of the same class as the Shares;

in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

10.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act 2006; or

10.1.3	becomes bound or entitled to acquire Shares under Sections 979 to 982 of that Act;

any Participant can (subject to the remainder of this Rule), at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option ("the Old Option") in consideration of the grant to him of an Option ("the New Option") which is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within Paragraph 27 of Schedule 4 to ITEPA).  If a Participant does not agree to release his Option in these circumstances, the Option will lapse or be exercisable in accordance with Rule 7.  If Rule 10.1.2 applies, an Option subject to a performance target cannot be released under this Rule 10 other than as provided for under Rule 7.7.

10.2           The New Option

The New Option will not be regarded for the purposes of Rule 10.1 as equivalent to the Old Option unless the conditions set out in Paragraph 27(4) of Schedule 4 to ITEPA are satisfied, but so that the provisions of the Approved Plan will for this purpose be construed as if the New Option were an option granted under the Approved Plan at the same time as the Old Option.  References to Shares will, in relation to the New Option, be taken as references to shares of the company whose shares are under the New Option.  References to the Company shall be taken to be references to the company whose shares are under the New Option, where appropriate.  The New Option will not lapse if Rule 7 applies following and in respect of the change of Control which lead to its grant.  The Company will procure that the Trustee will agree to any amendment to the applicable employee share ownership trust to give effect to this Rule 10.2.

10.3	Cessation of Employment following a change of Control

If, following the date of any change of Control of the Company (other than a change of Control as a consequence of a scheme of arrangement under Section 899 of the Companies Act 2006 the effect of which was to create a new holding company for the Company, where such holding company had, following the scheme of arrangement, substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement), a Participant’s Employment:

10.3.1	is terminated by his employer for a reason other than gross misconduct; or

10.3.2	ceases following the Participant’s resignation because the nature of his duties are such that the Participant believes he has lesser duties and responsibilities than before the change of Control, that Participant shall be entitled to exercise in full any New Option granted in connection with the change of Control for a period of twelve months from the date of cessation of Employment concerned following which period the New Option will lapse.

11.	AMENDING THE APPROVED PLAN

11.1	The Company has discretion to amend the Rules

Subject to this Rule 11, the Company can amend the Rules at any time.  For as long as the Approved Plan is and is intended to continue to be approved under ITEPA, no amendment to a key feature (as defined by paragraph 30 of Schedule 4 to ITEPA) of the Approved Plan will have effect until it has been approved by HM Revenue & Customs.  If such approved status is not to be maintained, the Company shall notify HM Revenue & Customs of the relevant amendment.  The Trustee (if it has granted any Options) will be notified of any amendments to the Rules.

11.2	No abrogation of existing rights

No amendment will be made under Rule 11.1 which would adversely and materially affect adversely the existing rights of a Participant unless it is made with his consent or by a resolution passed as if the Options constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 2006 relating to class meetings (with the necessary amendments) applied to that class.

11.3	Shareholder approval

No amendment to the advantage of Participants can be made to the provisions in the Rules (if any) relating to:

11.3.1	who can be a Participant;

11.3.2	the number of Shares which can be allocated under the Approved Plan; and

11.3.3	the basis for determining a Participant’s entitlement to and the terms of the Shares and any adjustment in the event of a Variation,

without the approval by ordinary resolution of the Company in general meeting, except for minor amendments to benefit the administration of the Approved Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Executives or for a member of the Group.  In addition, the Company may make such amendments to the Approved Plan as are necessary or desirable to obtain or maintain HM Revenue & Customs approval of the Approved Plan.

12.	GENERAL

12.1	Notices

Any notice or other communication in connection with the Approved Plan (including, if permitted, Option certificates) can be given by electronic mail or by personal delivery, by post (in the case of a company, to its registered office and in the case of an individual to his last known address) or by any other means which a Participating Company and its employees use to communicate with each other.  Where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

12.2	Documents sent to shareholders

Participants may but are not entitled to receive copies of any notice or document sent by the Company to the holders of Shares.

12.3	Replacement Option certificates

If any Option certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.

12.4	Administration of the Approved Plan

The Approved Plan will be administered in a manner approved by the Company.  No individual will have any authority in relation to the Approved Plan unless that authority has been approved in accordance with the policy set by the Board.  The Company’s decision on any matter concerning the Approved Plan or the interpretation of the Rules will be final and binding.

12.5           Costs of introducing and administering the Approved Plan

The costs of introducing and administering the Approved Plan will be borne by the Company.  However, the Company can require any Participating Company to enter into such arrangement to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s employees.

12.6	Termination of the Approved Plan

The Approved Plan will terminate at the end of the Plan Period or at any earlier time the Company shall decide. Termination of the Approved Plan will not affect the subsisting rights of Participants.

12.7	Rights of Participants and Eligible Employees

Participation in the Approved Plan is not pensionable.  Nothing in the Approved Plan nor in any instrument executed pursuant to it will confer upon any person any right to continue in the employment of the Group, or will affect the right of the Company or any company in the Group to terminate the employment of any person without liability at any time with or without cause, or will impose upon the Group or the Board, or their respective agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

12.8.1	the lapse of any Option pursuant to the Rules;

12.8.2	the failure or refusal to exercise any discretion under the Rules; and/or

12.8.3
a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason as a result of the termination of the employment relationship with the Company or any other company in the Group.

12.8           Waiver of any rights

Any person who ceases to have the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason whatsoever (whether lawfully or unlawfully) shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Option, the Approved Plan or any instrument executed pursuant to it.  If necessary, the Participant’s terms of employment shall be varied accordingly.

12.9           The benefit of Rule 12.7 and Rule 12.8

The benefit of Rule 12.7 and 12.8 is given for the Company and/or the Trustee (where the Option was not granted by the Company) as appropriate for itself and as trustee and agent of the Company (if the benefit is given for the Trustee) and of all the Company’s Subsidiaries, or any of its Associated Companies or Associated Undertakings.  To the extent that the Company, any Subsidiary, Associated Company or Associated Undertaking of the Company is not a party to the grant of an Option, the Company and/or the Trustee, as appropriate, will hold the benefit of Rule 12.7 and Rule 12.8 on trust and as agent for each of them and the Company and/or the Trustee may, at their respective discretion, assign the benefit of this rule 12.9 to any of them.

12.10	Options are subject to the Rules

Options are granted incorporating and subject to the Rules.

12.11	Articles of Association

Any Shares acquired on the exercise of Options are subject to the Articles of Association of the Company as amended from time to time.

12.12	Governing Law

The Rules are governed by and interpreted in accordance with the laws of England.  Each Participant, the Company and any other Participating Company or Associated Company submits to the exclusive jurisdiction of the English courts in relation to all disputes arising out of or in connection with the Approved Plan.

RULES OF THE BT GROUP APPROVED SHARE OPTION PLAN

DEFINITIONS APPENDIX

INTRODUCTION

The words and expressions used in the Rules which have capital letters have the meanings set out below.  In the Rules:

(i)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii)	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

1.         DEFINITIONS

Appropriate Period	means the appropriate period referred to under Paragraph 26(3) of Schedule 4 to ITEPA;
Approved Plan	the BT Group Approved Share Option Plan constituted by these Rules;
Associated Company	means any associated company of the Company within the meaning of paragraph 35 of Schedule 4 to ITEPA;
Associated Undertaking	a company or partnership in which the Company has an interest through a shareholding or otherwise;
Board	the board of directors for the time being of the Company or a duly authorised committee of it;
Company
BT Group plc (registered no. 4190816) which, for the purposes of the Rules, may act through the Board or through any two employees of the Group authorised to act in accordance with the policies established under Rule 1;

Control	has the meaning given by Section 995 of the Income Tax Act 2007;
Date of Grant	in relation to an Option, the date on which that Option is granted;
Dealing Day	a day on which the London Stock Exchange is open for the transaction of business;
Definitions Appendix	this appendix which forms part of the Rules;
Eligible Employee
any person who at the Date of Grant:
(i)is an employee or director of a Participating Company, on terms which, in the case of a director, require him to devote no less than 25 hours per week (excluding meal breaks) to his duties; and
(ii)is not precluded from participating in the Approved Plan by Paragraph 9 of Schedule 4 to ITEPA;

Employees’ Share Scheme	an employees’ share scheme (as defined by Section 1166 of the Companies Act 2006) established by the Company;
Employment	Employment as an employee of a Participating Company or an Associated Company;
Grant Period	in relation to the grant of an Option, the period of 42 days starting on the day after any of the following:
(i)the date on which the Company releases its quarterly, half-yearly or full year financial results;
(ii)the date of any general meeting of the Company;
(iii)the date on which any change to the legislation affecting the Approved Plan is proposed or made;
(iv)the date of the lifting of any restrictions on the grant of any Option;
(v)the date on which the Company believes that exceptional circumstances exist which justify the grant of Options;
Group	Participating Companies and Associated Companies;
ITEPA	The Income Tax (Earnings and Pensions) Act 2003;
London Stock Exchange	the London Stock Exchange plc (or any successor body carrying on the business of the London Stock Exchange);
Market Value
in relation to a Share on any day an amount equal to:
(a)if and so long as the Shares are admitted to trading on the London Stock Exchange, its middle market quotation (as derived from the Daily
 Official List of the London Stock Exchange) on, at the discretion of the Company, (i) the Dealing Day of the Date of Grant, or
 (ii) the Dealing Day immediately preceding the Date of Grant, or (iii) the average of the middle market quotations for the three Dealing Days immediately preceding the Date of Grant; and

(b)subject to (a) above, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992
 (and agreed in advance with HM Revenue & Customs) on the Date of Grant (or such earlier date as may be agreed with HM Revenue &
 Customs);

Option	a contingent right to acquire Shares under the Approved Plan which is for the time being subsisting;
* Option Price	the price per Share at which a Participant may acquire Shares on the exercise of an Option which must not be manifestly less than the Market Value of a Share;
Participant	an Eligible Employee to whom an Option has been granted or (where the context requires) his personal representatives;
Participating Company	the Company and any Subsidiary designated by the Board as a Participating Company;
Plan Period	the period starting on the date the Approved Plan was approved by the Company in general meeting and ending on the tenth anniversary of that date;
Redundancy	has the meaning given in the Employment Rights Act 1996;
Remuneration Committee	the duly authorised remuneration committee of the Board;
Retirement	retirement at age 55 or later;
Rules	the rules of the Approved Plan, including the Definitions Appendix, as amended from time to time;
Share	a fully paid ordinary share in the capital of the Company which satisfies Paragraphs 16 to 20 of Schedule 4 to ITEPA;
Specified Anniversary	in respect of an Option or any part of it, the period or periods specified by the Company at the Date of Grant, the first of which cannot be less than one year from the Date of Grant;
Subsidiary	a company which in relation to the Company is a company as defined by Section 1159 of the Companies Act 2006 and which is under the Control of the Company;
Tax Liability
in relation to a Participant, the amount of all taxes and/or national insurance contributions which any company in the Group is required to, or may account for and on behalf of or, if permitted, in respect of, the exercise of that Participant’s Option;

Treasury Share	a share held by the Company in treasury in accordance with Sections 724 to 732 of the Companies Act2006;
Trustee	the trustee from time to time of an employee share ownership trust established by the Company as an Employees’ Share Scheme;
Unapproved Plan	the BT Group Unapproved Share Option Plan; and
Variation	in relation to the equity share capital of the Company: (i)a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or
(ii)any other variation in respect of which HM Revenue & Customs may from time to time allow an adjustment of Options in accordance with Rule 9.

* Where the Option is an Option to subscribe, the Option Price cannot be less than the nominal value of a Share.